CONTRACT OF EMPLOYMENT (the “Contract”)
made on the 28th of August 2024

between

FREYR Battery Norway AS
(organisation number: 929 340 019)
(hereinafter referred to as the “Company” or the “Employer”)

and

Tom Einar Jensen

(hereinafter referred to as the "Employee")

1.Position, term, place of work, reporting line
1.1.In accordance with the decision of the board of directors of FREYR Battery, Inc. (hereinafter referred to as the “Board”), the Employee is employed by the Company to act as Chief Executive Officer (“CEO”) of FREYR Battery Group, consisting of FREYR Battery, Inc., a Delaware corporation with an office at 6&8 East Court Square, Suite 300, Newnan, GA 30263 United States of America or its successor (“FREYR Battery”), as the ultimate parent company, and its subsidiaries. FREYR Battery and its subsidiaries are collectively hereinafter referred to as the “Group”.
1.2.Notwithstanding the provisions of section 16 (Termination and Severance Payment) of this Contract, this Contract is made for an unlimited period of time and the Employee’s employment with the Employer shall commence on 6 June 2024 (the “Commencement Date”).
1.3.The Employee is employed in a full-time working position.
1.4.The Employee's primary place of work shall be Lysaker, Norway (the “Place of Work”). The Employee acknowledges and understands that his duties will require him to travel to and conduct part of his work at FREYR Battery’s premises/headquarters in the USA on a regular basis. The Employee further expressly agrees that, in the performance of his services, the Place of Work may be modified, temporarily or permanently, upon mutual agreement of the Employee and the Employer. The Employee acknowledges that the Employee’s work may necessitate a considerable amount of travel. The Employee agrees to travel for FREYR Battery’s and the Group’s business (both within Norway and abroad) as may be required for the proper performance and exercise of his duties. The Employee acknowledges and agrees that he may not unreasonably refuse such business trips. The Employee’s unjustified refusal in this regard may result in sanctions, potentially including the termination of this Contract.

1.5.The Employee shall report to the Board of FREYR Battery or any other designated person or body.
1.6.The existing Consultancy Agreement between the Employee and the Company dated 10 August 2023 (the “Consultancy Agreement”) shall automatically terminate on the Commencement Date. No further obligations or liabilities shall arise under the Consultancy Agreement from the Commencement Date onwards, except for any obligations or liabilities accrued prior to the Commencement Date (including payment of consulting fees until the Commencement Date), which shall survive the termination of the Consultancy Agreement. For June 2024, the Employee will initially receive a salary payment equal to the monthly Consultant Fee as per the Consultancy Agreement. The difference between the monthly Consultant Fee and the monthly Base Salary as per section 4.1 of this Contract will be paid together with the Base Salary for a subsequent month.
1.7.The Employee shall on the Commencement Date step down as Chair of the Board and continue as an ordinary Board member of FREYR Battery. The salary and equity awards pursuant to sections 4 and 5 of this Contract includes remuneration for being a Board member and the Employee will not receive any additional Board remuneration or equity awards.
2.Duties
2.1.The Employee is expected to carry out the duties that are customarily assigned to a CEO.
The Employee’s duties will hence notably include, but will not be limited to the performance of the following main tasks:
◦Setting FREYR Battery’s and the Group’s overall strategy and vision, and communicating it to employees, stakeholders, and investors.
◦Developing and implementing operational plans and initiatives to achieve FREYR Battery’s and the Group’s goals and objectives.
◦Building and managing an effective leadership team to oversee the day-to-day operations of the business.
◦Identifying and prioritizing key business initiatives and allocating resources to achieve them.
◦Maintaining a strong understanding of market trends, customer needs, and competitor activities to guide business decisions.
◦Establishing and maintaining relationships with key partners, customers, and stakeholders to drive growth and success.
◦Ensuring that FREYR Battery’s and the Group’s finances are sound and that financial targets are met, and overseeing the budgeting and forecasting process.
◦Developing and implementing policies and procedures to ensure legal and regulatory compliance, as well as ethical and responsible behavior.
◦Creating a strong culture of accountability, collaboration, and continuous improvement, and promoting employee engagement and development.

◦Evaluating and managing risk across the organization and developing strategies to mitigate or avoid potential issues.
◦Leading and managing change initiatives, including mergers and acquisitions, restructuring, and process improvements.
2.2.The Employee’s normal duties are those reasonably consistent with the functions described under section 2.1 of this Contract. The Employee understands however that in the course of his employment, it may be necessary to expand his duties in accordance with the Employer’s assessment of its operational needs, provided that such duties are commensurate with his experience and/or education. The Employer therefore reserves the right to assign other duties to the Employee at any time.
2.3.The Employee is obliged to carry out the duties that are or will be assigned to the Employee’s position and that naturally fall within the scope of his position or other duties as FREYR Battery or the Employer may reasonably require. FREYR Battery and the Employer may issue instructions and guidelines which the Employee shall adhere to as part of this Contract. The Employee will further be required to comply at all times with the Employer’s personnel handbook, rules, regulations and policies as may be applicable at any given time.
2.4.The Employee shall devote his skills, attention and full working capacity to the affairs and activities of FREYR Battery, and of the Group.
During the performance of this Contract, the Employee shall not, without the Board’s prior written consent (which shall not be unreasonable withheld) be employed, engaged, concerned or interested, whether directly or indirectly, in any trade, business, undertaking or occupation other than that of the Employer or the Group, nor undertake any other work for anyone other than the Employer or the Group, paid or unpaid, whether for the Employee’s own account or for any other employer or principal.
In addition, the Employee shall notify the Employer of any voluntary or unpaid work that may affect the Employee’s performance of his functions under this Contract. Further, the Employee may not, without the Board’s prior written consent (which shall not be unreasonable withheld) accept external board membership positions.
The Employee accepts to inform the Employer if he is employed, engaged, concerned or interested, whether directly or indirectly, in any trade, business, undertaking or occupation other than that of the Employer or the Group during the performance of this Contract in order for the Employer to verify whether the conditions described above are met.
3.Working hours
3.1.The Employee’s regular working time under the Contract is one hundred percent (100%) i.e. 7.5 hours per day excluding lunch break, with working hours to be determined by Employer at any time. The Employee’s actual working hours will however depend on the importance, complexity and urgency of the Employer’s activities and the Employee acknowledges and recognizes that he does not consider working hours as a substantive aspect of this Contract.
3.2.The Employee recognizes that the Employee has a managerial and/or particularly independent position (Nw. “særlig uavhengig stilling”), cf. the Working Environment Act (the “WEA”, Nw.: arbeidsmiljøloven) Section 10-12 (1) and (2), thus the provisions in the WEA related to working hours shall not apply, with the exception of the requirement to maintain a thoroughly sound working environment. Work exceeding normal working hours must be expected, and no extra compensation is paid in respect of any overtime work required, unsocial hours, travel time etc., cf. Section 10-12 of the WEA. The Employee shall work such hours as necessary for the proper performance of the Employee’s duties.
4.Salary
4.1.The Employer shall pay the Employee a gross base salary (the “Base Salary”) in Norwegian Kroner (NOK) of 7,000,000 (seven million) per annum.
4.2.The Base Salary shall be paid monthly on or around the twentieth (20th) day of each calendar month to the bank account provided by the Employee, in respective instalments of one twelfth (1/12) of the annual amount. No salary is paid during vacation periods. Instead, a holiday allowance pursuant to the provisions of the Holiday Act (Nw.: Ferieloven) is paid during holiday absence.
4.3.The Employee's Base Salary may be reviewed annually on 1 January, the first possible review to be done, if any, with effect from 1 January 2025.
4.4.The Employer reserves the right to reduce the Base Salary, provided that such decision is mandated by the Compensation Committee of the Board, in its sole discretion, as a general reduction applicable to all executive officers of the Group. Any reduction in the Base Salary will be communicated to the Employee in writing at least thirty (30) days prior to the effective date of the salary reduction. The notice will include the new Base Salary and the effective date of the change. The Employee acknowledges and agrees that (i) the Employer's right to reduce the Base Salary is a condition of employment and that such reductions may be made without the Employee's prior consent, subject to the notice requirement specified above, and (ii) any reduction in Employee’s Base Salary shall not constitute grounds for a termination of employment that entitles Employee to severance under sections 16.2 and 16.3 this Contract or equity acceleration pursuant to section 5 of this Contract.
5.Bonus and incentives
5.1.The Employee will participate in FREYR Battery’s bonus scheme (the “Short-term Incentive Plan” or “STIP”), which terms (including participation) and objectives are at any time under the sole discretion of FREYR Battery.
5.2.The Employee may be eligible for consideration of an annual bonus under the STIP of up to one hundred percent (100%) of the yearly Base Salary.
5.3.Such bonus is interpreted and deemed to be inclusive of any holiday allowance, statutory payable bonus or profit sharing or other statutory benefits (including pension accrual if applicable). At payment, holiday allowance, statutory payable bonus or profit sharing or other statutory benefits will be deducted from the bonus amount.
5.4.Subject to the approval of the Board and in accordance with the rules of FREYR Battery’s 2021 Equity Incentive Plan (as amended) (the “Equity Plan”) included in Annex 1, the Employee will be granted a total of one million fivehundred thousand (1,500,000) options to purchase shares of the common stock of FREYR Battery (the “Performance Options”). The grant date will be the date the Board approves this Agreement. The Performance Options shall vest upon the Employee reaching the respective performance target (the “Performance Target”) specified in Annex 2. The decision whether such Performance Targets have been achieved will be determined exclusively by the

Board in its sole discretion. In case a Performance Target has not been met within 1 (one) year of the grant date, such options shall automatically terminate. Once vested, the Performance Options will remain exercisable for a term not to exceed five (5) years from the grant date under the Equity Plan, subject in each case to the Employee’s continued active employment with the Company. The per share exercise price of the Performance Options will equal the Fair Market Value per Share on the grant date calculated in accordance with the terms of the Equity Plan.
5.5.The Employee will for 2026 and subsequent years be eligible to receive annual option awards pursuant to the Equity Plan (the “LTIP Options”). The number of LTIP Options to be granted for each year will be determined by the Board acting in its sole discretion having regard to market practices and internal compensation and benefits levels, as well as any other factors the Board deems appropriate. The LTIP Options shall vest in three (3) equal tranches over a period of three (3) years from the grant date and once vested will remain exercisable for a term not to exceed five (5) years from the grant date under the Equity Plan, subject in each case to the Employee’s continued active employment with the Company. The per share exercise price of such LTIP Options will equal the Fair Market Value per Share on the grant date.
5.6.If, during the twelve (12) months immediately following the occurrence of a Change in Control (as defined in the Equity Plan), the Employee experiences a termination of employment under circumstances which would entitle him to severance under section 16.2 of this Contract, all then-unvested Performance Options and LTIP Options will vest and be cancelled in exchange for a cash payment equal to the aggregate spread value (if any), as determined by the Board, with respect to such options, less all applicable withholding taxes and other authorized deductions.
5.7.The options shall except where otherwise specified herein, be governed the terms of the Equity Plan attached hereto as Annex 1. It is understood and agreed that the LTIP program terms and conditions may be amended from time to time at the Employer’s sole discretion.
5.8.In case of termination due to gross breach of duty which justifies termination of the Contract with immediate effect according to the WEA section 15-14 or other applicable law, any outstanding options (including any vested portion thereof) held by the Employee shall immediately terminate in their entirety.
5.9.Potential bonus payments, even if made repeatedly or regularly and whatever their amounts are, can never lead to a vested right for the Employee or any acquired right to similar benefits in the future. Bonus payments depend on the Employer’s goodwill and are made at FREYR Battery’s sole discretion and according to the financial achievements of FREYR Battery, the Group, and/or the Employee’s own achievement of goals.
5.10.If at any time after any bonus, option or other award is paid to the Employee, FREYR Battery or the Group is required to restate its accounts to a material extent, or FREYR Battery becomes aware of any material malfeasance or material wrongdoing on the Employee’s part, then FREYR Battery shall be entitled to recalculate the bonus that it would have awarded in each financial year, had these facts been known at the time the award was granted. The Employee shall be liable for and, if so, required by FREYR Battery, repay on demand the difference between such recalculated bonuses and the aggregate value of the awards actually granted to the Employee. The Employee shall not be liable for repaying any difference between such recalculated bonuses and the aggregate value of the awards actually granted to the Employee, if this relates to restating of accounts relating to any period before the Commencement Date, or other circumstances related to the period before the Commencement Date.

6.Vacation and holidays
6.1.The Employee is entitled to twenty-five (25) days of vacation per full calendar year, with holiday allowance in accordance with the Holiday Act (Nw.: ferieloven), as well as statutory determined holidays. Vacation days must be taken at times appropriate to the local work situation and FREYR Battery’s and the Group’s business needs, and be approved beforehand by the Employer, in accordance with the Holiday Act.
6.2.The Employee must request each period of leave within a reasonable time before the intended start of such leave, to minimize business disturbance. The Employee and the Employer acknowledge that leave periods must be mutually agreed between them, and that the Employer may refuse the Employee’s request for leave if it would conflict with business needs.
6.3.In the years of commencement and termination of employment, the Employee’s holiday entitlement will be calculated on a pro rata basis, in accordance with the Holiday Act. If on the day the employment relationship ends the Employee has taken more holidays than he is entitled to, the Employee must compensate the Employer for each day of holiday he has taken in excess of his annual holiday entitlement, on a pro rata basis, as the case may be.
6.4.Holidays must be taken during the year that they have been accrued. Any holidays not taken at the end of the year can, exceptionally and with the Employer’s prior approval, be carried forward into the next holiday year. After this date, any unused holiday entitlement shall be forfeited.
7.Other benefits
7.1.Limitations
Only gross Base Salary according to section 4.1 – and no other benefits – shall generate basis for pension benefits and holiday allowance.
7.2.Social security
In addition to statutory state provided schemes, the Employee is entitled to participate in Employer’s pension scheme and life, accident, and travel insurance schemes.
Such additional benefits may be altered at Employer’s discretion, though without affecting accrued entitlements.
7.3.Laptop, mobile phone, etc.
Employer will provide the Employee with a laptop for business use until the end of this Contract.
Employer will provide the Employee with a mobile phone and cover reasonable cost for business use and, to a reasonable extent, private use in accordance with FREYR Battery’s policies until the end of this Contract.
Further, Employer will reimburse 50% of internet subscription at home until the end of this Contract.
In the event of misuse of the mobile phone as well as the laptop together with their accessories (the “Equipment”), the Employer reserves the right to revoke the issuance of the Employer’s Equipment or prohibit private use thereof at any time. In any event of revocation, the Employee shall not be entitled to any compensation, and in particular, his remuneration will not be increased.

8.Deduction from salary, etc.
Deductions from salary, bonus and holiday allowance may be made to the extent permitted by the WEA Section 14-15, and, e.g. under the following circumstances:
(i)    Amounts received as advance on travel or business expenses or loans from the Employer.
(ii)    Incorrect or advance payments in salary, bonus, vacation, or holiday allowance.
9.Illness
9.1.The Employee is entitled to full Base Salary, in accordance with section 4, for a period of up to 12 months of continuous absence due to illness.
9.2.In case of illness and in accordance with Employer’s policies, the Employee shall inform Employer immediately, i.e. on the first day of the illness having caused the absence from work. On the third day of absence at the latest, the Employee shall submit to Employer a medical certificate attesting to the Employee’s illness and its likely duration. Employer reserves the right to demand a medical certificate justifying any absence irrespective of its duration.
9.3.In case of absence due to illness, Employer may at any time request the Employee to visit a medical practitioner, chosen at Employer’s expenses and discretion.
10.Business expenses
10.1.The Employer shall, conditional on the presentation of invoices or vouchers or other appropriate evidence of actual payment, reimburse (or procure the reimbursement of) the Employee for all expenses, including business travel expenses, wholly, properly, necessarily and reasonably incurred by the Employee in the proper performance of his duties during the course of the Contract, and in accordance with Employer’s policies on expenses, as communicated to the Employee and subject to any future amendments.
11.Code of conduct and provisions
11.1.The Employee shall comply with all codes of conduct and all other policies, rules and regulations applicable to the Employee’s duties and to the business of FREYR Battery and the Group.
11.2.The Employee is obliged, without delay, to read and understand FREYR Battery’s policies, rules, regulations, and guidelines which are disclosed on FREYR Battery’s intranet, or presented on other company media.
12.Confidentiality
12.1.The Employee acknowledges that the Employee will acquire access to Confidential Information of the Group consistent with his position. The Employee agrees that all such Confidential Information is disclosed to the Employee in confidence and is strictly for the Employee’s use on behalf of the Group.
12.2.Subject to section 12.5, the Employee shall not make use of or disclose to any person, and shall use his best endeavors to prevent the use, publication or disclosure of any Confidential Information that comes to his knowledge during the course of or in connection with the Employee’s employment with Employer, or concerning the business of any person having dealings with FREYR Battery or any entity in the Group and which is obtained directly or indirectly in circumstances in which FREYR Battery or any entity in the Group is subject to a duty of confidentiality in relation to that information.

12.3.For the purpose of this clause, “Confidential Information” means non-public information of FREYR Battery or any entity in the Group, including but not limited to business plans, products, technical data, specifications, documentation, presentations, product plans, business methods, product functionality, customer information, contracts, formulas, competitive analysis, databases, formats, methodologies, strategic plans, marketing plans, customer lists, prospect lists, pricing information or information related to engineering, marketing or finance, regardless of whether such documents are marked confidential or not and regardless of whether such information exists in written form or stored by electronic media or on other form of information carrier.
12.4.This section 12 shall continue to apply after the termination of the Employee’s employment with Employer, whatever the reason may be, without limitation in time.
12.5.Nothing in this Agreement or any other agreement with the Group shall be interpreted or applied to prohibit the Employee from (a) voluntarily communicating with an attorney retained by the Employee, (b) voluntarily communicating with or testifying before any law enforcement or government agency, including the Securities and Exchange Commission (“SEC”), the National Labor Relations Board (“NLRB”), the United States Department of Labor, any Attorney General, the Equal Employment Opportunity Commission, or any other state or local commission on human rights, or any self-regulatory organization, or otherwise initiating, assisting with, or participating in any manner with an investigation conducted by such government agency, in each case, regarding possible violations of law and without advance notice to the Group, (c) seeking and obtaining payment or an award from the SEC, pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, or obtaining any other “whistleblower” award, to the extent such right cannot by law be waived, (d) disclosing any information (including, without limitation, confidential information) to a court or other administrative or legislative body in response to any subpoena, court order or written request, provided that with respect to any subpoena, court order or written request on behalf of any non-governmental person, the Employee uses commercially reasonable efforts to cooperate with any effort by the Group to seek to challenge the subpoena, court order or written request on behalf of any non-governmental person or obtain a protective order limiting its disclosure, or other appropriate remedy, (e) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Group or making truthful statements or disclosures related to unlawful discrimination, harassment or retaliation, or otherwise discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful, or (f) enforcing the Employee’s Section 7 rights under the National Labor Relations Act, participating in Section 7 activity (including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes, unrelated to the amount of severance pay under this Agreement) or otherwise cooperating through investigation, testimony, or otherwise with the National Labor Relations Board, the Securities and Exchange Commission or any other administrative agency or court. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
12.6.Subject to section 12.5, the Employee shall refrain from maliciously disparaging or otherwise making harmful or unfavorable statements regarding FREYR Battery or any entity in the Group or regarding any of its services, operations, processes or methods.

12.7.The Employee acknowledges that any breach of confidentiality during the Employee’s employment or at any time thereafter may lead to liability and may constitute grounds for dismissal and/or render the Employee liable to legal action and/or damages.
13.Non-competition and non-solicitation
13.1.Waiver of rights pursuant to the Working Environment Act chapter 14 A
The Employee hereby waives the rights pursuant to the WEA chapter 14 A against Severance Payment as set out in section 16 below.
To the extent that the Employee is not entitled to the Severance Payment cf. section 16 below, but subject to the Non-Compete Clause as set out below, the Employer shall during the Non-Compete Period pay a monthly compensation to the Employee corresponding to 100 per cent of the Employee’s monthly Base Salary at the time the termination is notified in writing (the “Non-Compete Compensation”). The Non-Compete Compensation shall be paid from the expiry of the notice period and as long as the Employer upholds the Non-Compete Clause. Deductions will made in respect of all remuneration or other income received or earned by the Employee during the period the Non-Compete Clause is effective. The Non-Compete Compensation shall be calculated and paid as specified in section 16 below and shall apply correspondingly for the Non-Compete Compensation.
13.2.Non-Compete
The Employee shall during the term of employment and for a period of 12 months thereafter, not directly or indirectly whether for the Employee’s own account or for any other person or entity, render advice or provide any services in an executive, management or supervisory role, or in any other role that is the same as or similar in function or purpose as those provided to the Company at any time during the then immediately preceding twenty-four (24) month period ending no later than the termination of the Employee’s employment with the Company for any reason, to any person or business that develops or produces battery cells, battery modules, solar cells, solar modules or any other products developed or produced by the Company during the Employee’s employment with regard to which the Employee developed or obtained Confidential information (“Competing Business”) within any state in the United States or any foreign country in which the Company conducts operations or in which its products are sold. Notwithstanding the foregoing, the Employee shall not be prevented from providing services to a person or business who or which engages in or is actively preparing to engage in Competing Business, if such services are restricted solely to one or more distinct portions of the operations and business of such person or business, such distinct portions do not engage in and/or are not preparing to engage in Competing Business, and the Employee undertakes not to, and does not, have any discussions with, or participate in, the governance, management or operations of such person or business or any business segments thereof that engage in or are actively preparing to engage in Competing Business. (the “Non-Compete Clause”).
13.3.Non-Solicitation of Customers
The Employee shall for a period of 12 months post-employment, not directly or indirectly (i) solicit the business of or perform any services for any actual customer, any person or entity that has been a customer within the twelve (12)-month period preceding the date of such solicitation, or any actively solicited prospective customer, in each case, as to whom or which the Employee provided any services or as to whom or which the Employee has knowledge of Confidential Information, for purposes of providing products or services of a Competing Business, (ii) encourage or assist any Competing Business to solicit or service any actual customer, any person or entity that has been a customer within the twelve (12)-month period preceding the date of such solicitation, or any actively solicited prospective customer of the Company covered by this section, or otherwise influence or seek to influence any such customers to limit or terminate their relationship with the Employer or the Group or (iii) otherwise knowingly interfere with or damage (or attempt to knowingly interfere with or damage), or take action that would reasonably be expected to interfere with or damage, the Company’s relationship with its customers for purposes of providing products or services of a Competing Business (the “Non-Solicitation of Customers Clause”).
13.4.Non-Solicitation of Partners
The Employee shall during the term of employment and for a period of 12 months post-employment, not directly or indirectly influence or entice away any of the Employer's or the Group's suppliers, investors or other business acquaintances, to in any manner limit or terminate their relationship with the Employer or the Group (the “Non-Solicitation of Partners Clause”).
13.5.Non-Solicitation of Employees
The Employee shall during the term of employment and for a period of 24 months post-employment, not directly or indirectly (i) solicit, recruit, influence or entice away any of the Employer's employees or the employees of the Group, who learned, developed or had access to Confidential Information, to terminate their employment relationship with the Company, or (ii) either individually or as owner, agent, employee, director, manager, officer, consultant or otherwise, employ, or offer employment, to any person who at the time of such action is, or who during the six (6)-month period preceding such action was, an employee of the Company and who learned, developed or had access to Confidential Information; provided, however, that, following the termination of the Employee’s employment, the foregoing will not preclude the Employee from initiating or directing, on the Employee’s own behalf or for a third party, a general employment solicitation that is not directed primarily at the foregoing employees (the “Non-Solicitation of Employees Clause”).
13.6.The Employer’s right to waive the Restrictive Covenants
The Employer may at any time, in whole or in part, release the Employee of the Non-Compete Clause, the Non-Solicitation of Customers Clause, the Non-Solicitation of Partners Clause and/or the Non-Solicitation of Employees Clause by written notice to the Employee. In such case, the Employee will not be eligible for compensation from the Employer (but will not affect the right to Severance Payment, if any).
In case of any uncertainty as to whether an activity is covered by the prohibitions set out in this section 13, the Employee is obliged both during the employment relationship and during the applicable post-employment period, to present the issue to the Employer and await a written statement from the Employer before engaging in any relevant activity.
13.7.Breach of the Contract
In the event of violation of the provisions in this section 13, the Employer may demand that the infringement immediately ceases and may take necessary legal action. In the event of violation, the Employee shall further pay liquidated damages equal to minimum three (3) months’ Base Salary or indemnify FREYR Battery’s or the Group’s financial loss if greater. In addition, Employer may demand that the Employee pays the enrichment he and/or new employer/client etc. have achieved as a result of the illegal situation. Payment of compensation does not entail that the infringement may continue.
If the aforementioned clause is in conflict with mandatory legislation, the clause is maintained to the extent it is in accordance with legislation. In the event of the introduction of new statutory provisions that regulate the validity of the above clause, the Employer may unilaterally make the necessary amendments to the clause. The Employer may not by way of such amendments extend the scope of the clause.
14.Restrictions on use of email and internet
14.1.The Employer’s electronic mail system, internet subscription and all other data systems are the exclusive property of the Employer.
14.2.The Employer’s electronic mail system, internet subscription and all other data systems shall be, as far as possible, used by the Employee solely in connection with the Employee’s work for the Employer.
14.3.The Employee acknowledges that the Employee shall have no right to access and shall not access the Employer’s electronic mail system or other data systems after termination of his employment.
15.Intellectual property
15.1.All intellectual property rights, including patentable inventions, trademarks, design rights or copyrights, that are created or developed by the Employee after the Commencement Date and in relation to his employment with the Employer shall fully and wholly devolve upon and be the property of FREYR Battery or shall be transferred to FREYR Battery if such transfer is necessary under applicable statutory legislation. The same applies to similar creations that are not legally protected by patent, copyright or similar but that FREYR Battery or the Group has an interest in employing.
15.2.The Employer and FREYR Battery shall by virtue of the employment relationship have an unrestricted, exclusive and gratuitous right to exploit such intellectual property rights and creations. Such intellectual property rights and creations shall without exception be deemed to have been created or developed in relation to the Employee’s employment if the exploitation of the right or creation falls within the scope of FREYR Battery or the Group’s business, and the intellectual property rights and creations have been produced in relation to the Employee’s employment and duties as CEO. This applies notwithstanding that the Employee has created or developed the right outside working hours or outside the Employer’s premises.
15.3.The Employee is not entitled to any separate compensation for FREYR Battery’s or the Group’s utilization of rights as mentioned in this clause. The Employee shall unsolicited inform the Employer of any rights that may fall within the scope of this clause, unless it is obvious that the Employer is already aware of the right.
16.Termination and Severance Payment
16.1.The Employee hereby waives the employment protection and other rights according to chapter 15 of the WEA against severance payment as set out in section 16.2 and 16.3 below, cf. the WEA section 15-16 (2). Each of the Company and the Employee may terminate the Contract without cause upon four (4) weeks’ notice. Termination shall be notified in writing, and the notice period shall be calculated from and including the first calendar day following the issuance of such notice.

16.2.The Employee shall be entitled to a contractual severance indemnity (Norw. “sluttvederlag”) of one (1) year Base Salary as detailed under sections 4.1 to 4.4 of this Contract applicable at the date of notice of termination, in case the Contract is terminated by the Employer with notice (the “Severance Payment"). The Severance Payment also covers the CEO’s waiver of rights pursuant to the WEA chapter 14 A regarding restrictive covenants, cf. clause 13 above. If the Employer gives notice of termination, the Severance Payment shall be as follows, based on the time between the Commencement Date and the termination of Employee’s employment with the Company:

Service Period	Severance Payment
Less Than Six (6) Months	Three (3) Months Base Salary
Six (6) to Seven (7) Months	Six (6) Months Base Salary
Seven (7) to Eight (8) Months	Seven (7) Months Base Salary
Eight (8) to Nine (9) Months	Eight (8) Months Base Salary
Nine (9) to Ten (10) Months	Nine (9) Months Base Salary
Ten (10) to Eleven (11) Months	Ten (10) Months Base Salary
Eleven (11) to Twelve (12) Months	Eleven (11) Months Base Salary
Twelve (12) Months or More	Twelve (12) Months Base Salary

All Severance Payment amounts set forth above shall be the equivalent of the number of months of Base Salary as detailed under sections 4.1 to 4.4 of this Contract applicable at the date of notice of termination. No Severance Payment shall be paid if the Employee terminates the employment, retires, reaches the Company’s retirement age or shows gross breach of duty which can justify termination of the Contract with immediate effect according to the WEA section 15-14 or other applicable law.
16.3.The Severance Payment shall be calculated on the basis of the monthly Base Salary that the Employee receives at the time the termination is notified in writing. Payment of the Severance Payment shall take place monthly in accordance with the regular salary procedures of the Employer. The Severance Payment does not constitute pensionable income and does not give right to the accrual of any holiday allowance. Taxes shall be deducted from the Severance Payment and the amount shall be reported to the tax authorities as regular salary in accordance with applicable regulations.

16.4.Upon termination of employment, the Employee shall return to the Employer upon first request of the latter and at the latest on the Employee’s last day of active service all property in his possession, custody or control belonging to the Employer, FREYR Battery or the Group, including but not limited to business cards, credit and charge cards, keys, security and computer passwords, mobile phones, laptop, personal computer equipment, original and copy documents or other media on which information is held by the Employee relating to the business or affairs of FREYR Battery or the Group.

16.5.Upon termination of his employment, the Employee shall repay any debts to FREYR Battery or any entity in the Group, and release the same of any guarantee or security for loans or responsibilities on behalf of the Employee.
16.6.This Contract will terminate automatically and without the need for further notice when the Employee is awarded an old-age pension or when he reaches the legal retirement age which is currently set at seventy (70) years, provided that he is entitled to such a pension.
17.Garden leave
17.1.If the Employer or the Employee gives notice to terminate the Contract, the Employee agrees, subject to the Employer continuing to provide the Employee’s salary and contractual benefits (other than bonuses), that the Employer may, immediately following the date that the termination has been notified, or at any time during the period of notice or any part of such period, in its absolute discretion require the Employee
(i)not to have any contact with customers, clients, suppliers, employees or member of FREYR Battery or any entity in the Group;
(ii)not to attend any premises of FREYR Battery or any entity in the Group;
(iii)resign as a director or from any office of FREYR Battery or any entity in the Group: and/or
(iv)to take any accrued holiday.

Employee further agrees that Employer may appoint another person to perform the Employee’s responsibilities and require the Employee to provide such handover and transitional services as may be reasonably required.
18.General
18.1.The Employee declares having the capacity to sign this Contract which constitutes a valid, binding and enforceable agreement.
18.2.The Employee represents to the Employer that there are no obligations or restrictions that would keep him from joining the Company and performing the services contemplated by this Contract.
18.3.In order to manage the Employee’s employment, the Employer will need to process certain personal data relating to the Employee. Information regarding which personal data is being processed, how such personal data is being processed and which rights the Employee has in this regard, is outlined in the Employer’s intranet and management system. The Employee is obliged to familiarize with the applicable content of such policy.
18.4.The Employee undertakes to inform the Employer about any changes of his home address/domicile within five (5) days as from such change occurring.
18.5.This Contract including its Annexes attached hereto shall regulate all matters relating to the Employee’s employment with the Employer and shall, as from the Commencement Date, replace any and all former agreements or arrangements between the Employee and the Employer relating to the Employee’s employment.
18.6.The Employer will at payment of salary, bonus, allowances etc. withhold taxes, also related to taxable benefits, from such payable compensations and pay the withheld taxes to the appropriate authorities in accordance with statutory provisions. The Employee acknowledges and agrees that any further tax liability on the Employee’s hand shall be carried solely by the Employee.
18.7.The Employee acknowledges that he has carefully read this Contract, has had an opportunity to discuss it with advisors should so be desired, and understands all the terms and conditions therein.
18.8.In respect of all issues not regulated by the terms of this Contract, statutory provisions shall prevail.
18.9.If any provision of this Contract should be declared legally invalid or unenforceable by a competent court, such declaration shall in no way affect the validity or enforceability of any other provision thereof, nor shall any such declaration of legal invalidity or unenforceability operate to nullify or rescind this Contract, but shall only serve to render ineffective any such provision declared legally invalid or unenforceable. In lieu thereof, there shall be added a provision as similar in terms to such illegal, invalid and unenforceable provision as may be possible and be legal, valid and enforceable.
18.10.This Contract may not be modified or amended unless in writing signed by the undersigned parties and/or pursuant to the applicable legal provisions. Any notice required by this Agreement shall be made in writing to the Employer or to any other person as indicated from time to time, at the Employer’s address, or to the Employee at his residence address as lastly communicated by the Employee to the Employer.
18.11.This Contract shall be governed by and construed in accordance with Georgia law, including any statutory modification or re-enactment during the time the Contract being in force and the parties give exclusive jurisdiction to the Georgia Courts.

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Signature page follows.]

This Contract has been drafted and signed by the parties of this Contract in two (2) identical original copies, one (1) copy having been delivered to and to be retained by each of the parties.

For FREYR Battery Norway AS	Employee
/s/ Are Lysnes Brautaset	/s/ Tom Einar Jensen
Name: Are Lysnes Brautaset, Chair of the Board	Name: Tom Einar Jensen
Date: 8/29/2024 3:12 AM PDT	Date: 8/29/2024 1:07 AM PDT

FREYR Battery, Inc., confirms that the Employee is the CEO of the FREYR Battery Group.
/s/ Daniel Barcelo
Name: Daniel Barcelo, Chair of the Board
Date: 8/28/2024 2:52 AM EDT

Annex 1 – Equity Plan
(2021 Equity Incentive Plan as amended)

Annex 2 – Performance Options
The Performance Options pursuant to section 5.4 of the Contract shall vest upon achieving the following targets, as determined by the Board in its sole discretion:
(a)Funding and Efficiencies: Seven hundred and fifty thousand (750,000) options shall vest upon the Company securing funding and/or creating efficiencies that ensure an operating budget for at least thirty-six (36) months from the Board approval of such operating budget. For the purposes of this provision:
◦“operating budget” means a Board approved projection of all income and expenses of FREYR Battery, demonstrating the timeframe during which FREYR Battery will remain solvent, based on its current cash reserves and assuming no additional income or expenses;
◦“securing funding” refers to acquiring one or more equity contributions, and it will be considered to have taken place upon FREYR Battery’s receipt of such additional equity funding; and
◦“creating efficiencies” means actual cost reductions, including reductions in staff or other external expenses, or realized revenue generated from the sale of property.
(b)    Qualifying Transaction: Seven hundred and fifty thousand (750,000) options shall vest upon     finalizing and obtaining Board approval to sign a binding agreement for a qualifying transaction. For the purposes of this provision:

◦a “qualifying transaction” shall mean a merger, acquisition, joint venture, or other transaction which, in each case, significantly enhances shareholder value; and
◦a transaction “significantly enhances shareholder value” if the average closing price of the FREYR Battery common stock during the 20 trading days following the announcement of such transaction is at least 30% above the average closing price of the FREYR Battery stock during the 20 trading days prior to the announcement.